Exhibit 10.4

TOTAL SYSTEM SERVICES, INC.

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the "Agreement") is made effective as of ____________________, by and between TOTAL SYSTEM SERVICES, INC., a Georgia corporation (the “Company”), with its principal office at One TSYS Way, Columbus, Georgia, and you (“Option Holder”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has adopted the Total System Services, Inc. 2017 Omnibus Plan (the "Plan"); and

WHEREAS, the Company intends to provide Option Holder with added incentive and inducement to contribute to the success of the Company; and

WHEREAS, the Company recognizes the potential benefits of providing employees the opportunity to acquire an equity interest in the Company and to more closely align the personal interests of employees with those of other shareholders; and

WHEREAS, on _______________, the Compensation Committee of the Board of Directors (the “Committee”) of the Company approved the grant to Option Holder effective __________ (the “Grant Date”), pursuant to Section 6 of the Plan, of an Option in respect of the number of Shares with an initial economic value equal to the product of (a) the Option Holder’s base salary as of the Grant Date multiplied by (b) ____% of his LTIP multiplier as determined by the Compensation Committee prior to the Grant Date.  The Committee also designated the Option a Nonqualified Stock Option and fixed and determined the Option price and exercise and termination dates as set forth below.

NOW, THEREFORE, in consideration of the mutual promises and representations herein contained and other good and valuable consideration, it is agreed by and between the parties hereto as follows:

1.        Miscellaneous.  The terms, provisions and definitions of the Plan are incorporated by reference and made a part hereof.  All capitalized terms in this Agreement shall have the same meanings given to such terms in the Plan except where otherwise noted.

2.        Grant of Nonqualified Stock Option.  Subject to and in accordance with the provisions of the Plan, the Company hereby grants to Option Holder a Nonqualified Stock Option to purchase, on the terms and subject to the conditions hereinafter set forth, all or any part of the aggregate shares of the common stock (par value $0.10 per share) so granted of the Company at the purchase price of $____ per Share, exercisable in the amounts and at the times set forth in Section 3 below, unless the Committee, in its sole and exclusive discretion, shall authorize Option Holder to exercise all or part of the Option at an earlier date.

3.        Vesting.  The Option will vest over the period ______________ – ________________ (the “Vesting Period”) in accordance with the following schedule:

   If employment                                       Percentage of

   continues through                                 Option Vested

_________ (one year from grant)                   33%

_________ (two years from grant)                  67%

_________ (three years from grant)            100%.

(a)       Death or Long-term Disability.  In the event of Option Holder’s Termination of Service due to death or total and permanent disability, the Option shall become 100% vested and Option Holder (or the legal representative of Option Holder’s estate or legatee under Option Holder’s will) shall be able to exercise the Option in full for the remainder of the Option’s term.

(b)       Retirement.  If Option Holder's Termination of Service is due to Option Holder's retirement from the Company, its Affiliates and Subsidiaries on or after the date Option Holder attains age 65, or age 62 with 15 or more years of service ("Retirement"), Option Holder shall be able to exercise the Option, as follows:

(i)        If Option Holder's Termination of Service due to Retirement occurs before __________ (one year from the date of grant), the Option will vest and become exercisable for a percentage of the Option, with such percentage to be expressed as the ratio of the number of months since the Grant Date that Option Holder has been employed to 36.  Partial months of employment will be counted as full months for purposes of this proration calculation.  To the extent the Option is exercisable pursuant to this subparagraph; it will be exercisable for the remainder of the Option’s term.

(ii)       If Option Holder's Termination of Service due to Retirement occurs on or after ___________ (one year from the date of grant) Option Holder shall be deemed to have continued employment through the end of the Vesting Period and the Option shall become 67% vested on __________ (two years from the date of grant) and 100% vested on _____________ (three years from the date of grant), and Option Holder shall be able to exercise the Option in full for the remainder of the Option’s term.

If Option Holder's Termination of Service is involuntary, Option Holder will not be considered to have “Retired” for purposes of this Section 3(b), regardless of whether Option Holder’s Termination of Service occurs on or after the date Option Holder attains age 65, or age 62 with 15 or more years of service, unless the Committee determines otherwise, in its sole discretion.

Notwithstanding any provision of this Agreement, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in Option Holder’s jurisdiction that would likely result in the favorable treatment that applies to Options if Option Holder’s Termination of Service occurs as a result of Option Holder’s Retirement being deemed unlawful and/or discriminatory, the provisions of this Section 3(b) will not be applicable to Option Holder and the remaining provisions of Section 3 will govern.

(c)       Other Termination of Employment.  In the event of Option Holder’s Termination of Service for any reason other than the reasons listed in Section 3(a) or 3(b), Option Holder shall be able to exercise the vested portion of the Option, determined as of the date of Termination of Service, for 90 days following the date of such Termination of Service.  In the event of a Change of Control (as defined in Section 2.7 of the Plan), any applicable terms of Section 8 will supersede the terms of this Section 3.

(d)       Termination of Service.  For purposes of this Agreement, a Termination of Service will be deemed to have occurred as of the date Option Holder is no longer actively providing services to the Company, its Affiliates or its Subsidiaries (regardless of the reason for such termination and whether or not later founds to be invalid or in breach of employment laws in the jurisdiction where Option Holder is employed or otherwise providing services or the terms of Option Holder’s employment or service agreement, if any), and will not be extended by any notice period (e.g., Option Holder’s period of service will not include any contractual notice period or any period of “garden leave” or similar period mandated in the jurisdiction where Option Holder is employed or is otherwise rendering services or the terms of his or her employment agreement, if any). The Committee shall have exclusive discretion to determine when Option Holder is no longer actively providing services for purposes of the Option (including whether Option Holder may still be considered to be providing services while on a leave of absence).

(e)       Violation of Covenants.  If Option Holder violates any of the covenants referenced in Section 9, his unvested Options shall be immediately forfeited.

4.        Payment/Responsibility for Taxes.  The Option or any part thereof, may, to the extent that it is vested and exercisable, be exercised in the manner provided in the Plan.  Payment of the aggregate Option price for the number of Shares purchased shall be made in the manner provided in the Plan.

Option Holder acknowledges that, regardless of any action taken by the Company, or if different, the Affiliate or Subsidiary for which Option Holder provides services (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Option Holder’s participation in the Plan and legally applicable to Option Holder (the “Tax-Related Items”) is and remains Option Holder’s responsibility and may exceed the amount actually withheld by the Company or the Employer.  Option Holder further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired upon exercise and the receipt of any dividends paid on such Shares; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Option Holder’s liability for Tax-Related Items or achieve any particular tax result.  Further, if Option Holder is subject to Tax-Related Items in more than one jurisdiction, Option Holder acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Option Holder agrees to pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, Option Holder authorizes the Company and/or the Employer and their respective agents, at their discretion, to satisfy any withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (a) withholding from Option Holder’s wages or other cash compensation paid to Option Holder by the Company and/or the Employer; (b) withholding from the proceeds of the sale of Shares acquired upon exercise of the Options either through a voluntary sale or through a mandatory sale arranged by the Company (on Option Holder’s behalf pursuant to this authorization, without further consent); (c) withholding Shares to be issued upon exercise of the Option or (d) any method determined by the Committee to be in compliance with applicable laws; provided, however, that if Option Holder is a Section 16 officer of the Company  under the Exchange Act, then the Company will satisfy any withholding obligation for Tax-Related Items only by one or a combination of methods (a) and (b) above.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Option Holder may receive a refund of any over-withheld amount in cash and will have no entitlement to the common stock equivalent.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Option Holder is deemed to have been issued the full number of Shares, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, Option Holder agrees to pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Option Holder’s participation in the Plan that cannot be satisfied by the means previously described.  The Company shall have no obligation to make any payment in any form under this Agreement or under any Shares acquired in accordance herewith, unless and until such tax obligations have been satisfied.

5.        Exercise of Option.  The Option or any part thereof may be exercised during the lifetime of Option Holder only by Option Holder and only while Option Holder is in the employ of the Company, except as otherwise provided in the Plan.  Unless sooner terminated as provided in the Plan or in this Agreement, the Option shall terminate, and all rights of Option Holder hereunder shall expire, on ____________ (ten years from the date of grant).  In no event may the Option be exercised after _____________ (ten years from the date of grant).

6.        Nontransferability.  Unless otherwise designated by the Committee, the Option shall not be transferred, assigned, pledged or hypothecated in any way.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of a nontransferable Option or any right or privilege confirmed hereby contrary to the provisions hereof, the Option and the rights and privileges confirmed hereby shall immediately become null and void.

7.        Adjustments.  In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Company’s Shares, any necessary adjustment shall be made in accordance with the provisions of Section 4.4 of the Plan.

8.        Change of Control.  In the event of a Change of Control (as defined in Section 2.7 of the Plan), the following provisions shall apply to the Option:

(a)       If the Company is the surviving entity and any adjustments necessary to preserve the intrinsic value of Option Holder’s outstanding Option have been made, or the Company’s successor at the time of the Change of Control irrevocably assumes the Company’s obligations under the Plan and this Agreement or replaces Option Holder’s outstanding Option with stock options having substantially the same intrinsic value and having terms and conditions no less favorable to Option Holder than those applicable to the Option immediately prior to the Change of Control (collectively, an “Equitable Assumption or Replacement”), and if Termination of Service occurs within two years following the date of such Change of Control either (i) by the Company for any reason other than Cause or (ii) by Option Holder for Good Reason (as the terms “Cause” and “Good Reason” are defined in the Company’s applicable Change of Control Agreement, the provisions of which are incorporated herein by reference), then the Option may be exercised to the extent exercisable upon such termination pursuant to the schedule in Section 3 above.  In addition, the Option will also vest and become exercisable for an additional percentage of the Option determined by multiplying (i) the incremental percentage of the Option that has not yet vested and that would have become exercisable under such schedule on the next anniversary date if Option Holder’s employment had not terminated, with such percentage to be expressed as a number of Shares, by (ii) the ratio of the number of months since the immediately preceding anniversary date (or since the Grant Date, if the Termination of Service occurs prior to _____________ (one year from the date of grant))  that Option Holder has been employed to 12.  Partial months of employment will be counted as full months for purposes of this proration calculation.  To the extent the Option is exercisable pursuant to this Section 8(a), it will be exercisable for the remainder of the Option’s term.

(b)       If there is no Equitable Assumption or Replacement, then the Option may be exercised to the extent exercisable upon such Change of Control pursuant to the schedule in Section 3 above.  In addition, the Option will also vest and become exercisable for an additional percentage of the Option determined by multiplying (i) the incremental percentage of the Option that has not yet vested and that would have become exercisable under such schedule on the next anniversary date if the Change of Control had not occurred, with such percentage to be expressed as a number of Shares, by (ii) the ratio of the number of months since the immediately preceding anniversary date (or since the Grant Date, if the Change of Control occurs prior to ____________ (one year from the date of grant)) through the date of the Change of Control to 12.   Partial months of employment will be counted as full months for purposes of this proration calculation.

9.        Restrictive Covenants.  By acceptance of this Option via electronic execution of this Agreement, Option Holder agrees to the terms and conditions of the Restrictive Covenant Agreement that is attached hereto as Exhibit “A”, the provisions of which are incorporated herein and made a part of this Agreement by this reference.

10.      Notice.  Any notice to be given to the Company shall be addressed to the General Counsel of the Company at One TSYS Way, Post Office Box 2567, Columbus, Georgia 31902-2567.

11.      No Guarantee of Employment.  Nothing herein contained shall affect the right of the Company or the Employer, subject to the terms of any written contractual arrangement to the contrary, to terminate Option Holder’s employment at any time for any reason whatsoever.

12.      Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of Option Holder, his personal representatives, heirs, legatees.

13.      Equity Recovery.  If this Option and the Shares acquired upon exercise of this Option are subject to recovery under any law, government regulation or stock exchange listing requirement, this Option and the Shares shall be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement) and the Committee shall require that Option Holder reimburse the Company all or part of any payment or transfer related to this Option and the Shares.

14.      Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  Option Holder hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line electronic system established and maintained by the Company or a third party designated by the Company.  Option Holder also agrees that his or her electronic acknowledgement of this Agreement shall be considered the equivalent of his or her written signature.

15.      Nature of Grant.  In accepting the Option, Option Holder agrees that:

(a)       the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)       the grant of the Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future options or benefits in lieu of options, even if options have been granted in the past;

(c)       all decisions with respect to future options or other grants, if any, will be at the sole discretion of the Company;

(d)       the grant of the Option and Option Holder’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service relationship with the Company;

(e)       Option Holder is voluntarily participating in the Plan;

(f)        the Option and any Shares acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g)       the Option and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for any purpose, including without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)       the future value of Shares underlying the Option is unknown, indeterminable and cannot be predicted with certainty, and if Option Holder exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Option price;

(i)        if the underlying Shares do not increase in value, this Option will have no value;

(j)        no claim or entitlement to compensation or damages shall arise from the forfeiture of the Option resulting from Option Holder’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where Option Holder is employed or otherwise rendering services or the terms of Option Holder’s employment or service agreement, if any), and in consideration of the grant of the Option, Option Holder agrees not to institute any claim against the Company, its Affiliates and Subsidiaries;

(k)       unless otherwise agreed with the Company, the Option and any  Shares acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with the service Option Holder may provide as a director of any Affiliate or Subsidiary;

(l)        unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the common stock; and

(m)      the Company shall not be liable for any foreign exchange rate fluctuation between Option Holder’s local currency and the U.S. Dollar that may affect the value of the Option or any amounts due to Option Holder pursuant to the exercise of the Option or subsequent sale of Shares acquired under the Plan.

16.      Data Privacy.  Option Holder understands that the Company may hold certain personal information about Option Holder, including, but not limited to, Option Holder’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding in Option Holder’s favor (“Data”), for the exclusive purpose of implementing, administering and managing Option Holder’s participation in the Plan.

Option Holder understands that Data may be transferred to Fidelity Stock Plan Services, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  Option Holder understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Option Holder’s country.  Option Holder understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  Option Holder authorizes the Company, Fidelity Stock Plan Services and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing Option Holder’s participation in the Plan.  Option Holder understands that Data will be held only as long as is necessary to implement, administer and manage Option Holder’s participation in the Plan.  Option Holder understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting his or her local human resources representative.  Further, Option Holder understands that he or she is providing the consents herein on a purely voluntary basis. If Option Holder does not consent, or if Option Holder later seeks to revoke his or her consent, his or her employment or service relationship will not be affected; the only consequence of refusing or withdrawing Option Holder’s consent is that the Company would not be able to grant the Options or other equity awards to Option Holder or administer or maintain such awards.  Therefore, Option Holder understands that refusing or withdrawing his or her consent may affect Option Holder’s ability to participate in the Plan.  For more information on the consequences of Option Holder’s refusal to consent or withdrawal of consent, Option Holder understands that he or she may contact his or her local human resources representative.

Finally, upon request of the Company, Option Holder agrees to provide an executed data privacy consent form (or any other agreements or consents) that the Company may deem necessary to obtain from Option Holder for the purpose of administering his or her participation in the Plan in compliance with the data privacy laws in his or her country, either now or in the future.  Option Holder understands and agrees that he or she will not be able to participate in the Plan if Option Holder fails to provide such consent or agreement as requested by the Company.

17.      Governing Law; Venue.  The validity, interpretation, performance and enforcement of the terms and conditions set forth in this Agreement will be governed by the laws of the State of Georgia, the state in which the Company is incorporated, irrespective of its choice of law rules.  Any action arising under or related to this Agreement, shall be filed exclusively in the state or federal courts with jurisdiction over Muscogee County, Georgia or Gwinnett County, Georgia and each of the parties hereby consents to the jurisdiction and venue of such courts.

18.      Reserved.

19.      Insider Trading Restrictions/Market Abuse Laws.  Option Holder acknowledges that, depending on his or her country, or the broker’s country, or the country in which the Shares are listed, Option Holder may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire, sell or attempt to sell or otherwise dispose of Shares, rights to Shares (e.g., Options), or rights linked to the value of Shares, during such times as he or she is considered to have “inside information” regarding the Company (as defined by the laws and/or regulations in the applicable jurisdictions or in Option Holder’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders placed by Option Holder before possessing the inside information.  Furthermore, Option Holder may be prohibited from (i) disclosing the inside information to any third party, including fellow employees or service providers (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Option Holder is responsible for ensuring compliance with any applicable restrictions and should consult with his or her personal legal advisor on the matter.

20.      Foreign Asset/Account Reporting Requirements.  Option Holder acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect Option Holder’s ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan in a brokerage or bank account outside of Option Holder’s country.  Option Holder may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Option Holder may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to Option Holder’s country through a designated bank or broker within a certain time after receipt.  Option Holder acknowledges that it is his or her responsibility to be compliant with such regulations, and that Option Holder should speak to his or her personal advisor on this matter.

21.      Language.  Option Holder acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of the Agreement. Furthermore, if Option Holder has received the Agreement, or any other document related to the Option and/or the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

22.      Compliance with Law.  Notwithstanding any other provisions of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon exercise of the Option prior to the completion of any registration or qualification of the shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable.  Further, the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of Shares. Option Holder understands and agrees that the Company shall have unilateral authority to amend the Agreement without his or her consent to the extent necessary to comply with securities or other laws applicable to the issuance of Shares.

23.      Imposition of Other Requirements.  The Company reserves the right to impose other requirements on Option Holder’s participation in the Plan, on the Option, and any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Option Holder to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24.      Waiver.  Option Holder acknowledges that a waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Option Holder or any other Plan participant.

25.      No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Option Holder’s participation in the Plan, or Option Holder’s acquisition or sale of the underlying Shares.  Option Holder is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Option Holder’s participation in the Plan before taking any action related to the Plan.

TOTAL SYSTEM SERVICES, INC.

By:      /s/ Ryland Harrelson

Ryland Harrelson

Sr. Executive Vice-President and Chief HR Officer

EXHIBIT A

RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made and entered into by and between TEAM MEMBER, TOTAL SYSTEM SERVICES, INC., a Georgia corporation (the “Company”), and each of its affiliates and subsidiaries (collectively, the “Company Group”). In consideration of the Company’s grant of certain equity interests to Team Member and other good and valuable consideration, the receipt of which is hereby acknowledged by the parties, the parties agree as follows:

1.        Acknowledgments.

(a)       Team Member acknowledges that during the course of Team Member’s employment, Team Member has had or will have access to Confidential Information (as defined below).  Team Member understands and agrees that such Confidential Information is of great competitive importance and commercial value to the Company Group, and that the improper use or disclosure of such Confidential Information by Team Member would cause irreparable harm to the Company Group.  Accordingly, Team Member agrees that the restrictive covenants contained in this Agreement are reasonable, fair, and necessary to protect the Company Group’s legitimate business interests in safeguarding its Confidential Information and that any claim or cause of action of Team Member against the Company Group will not constitute a defense to the enforcement of such restrictive covenants.

(b)       Team Member acknowledges that an important part of Team Member’s duties is, has been, or will be to advance the business of the Company Group by directly, or through the supervision of others, developing and maintaining substantial relationships with prospective or existing clients of the Company Group and/or developing and maintaining the goodwill of the Company Group associated with (i) an ongoing business, commercial or professional practice, or (ii) a specific geographic location, or (iii) a specific marketing or trade area and/or providing corporate support services for the Company Group including, but not limited to, legal, financial, human resources, technical, information security, communication, and investor relations.

(c)       Team Member acknowledges that in the course of Team Member’s employment, Team Member has, does or will:

(i)         customarily and regularly solicit clients or prospective clients; and/or

(ii)        customarily and regularly engage in making sales or obtaining contracts for products or services to be performed by others; and/or

(iii)       perform each of the following duties:

a.   have the primary duty of managing the enterprise (or a customarily recognized department or subdivision thereof) in which the Team Member is employed;

b.   customarily and regularly direct the work of two or more employees; and

c.   have the authority to hire or fire other employees or have particular weight given to Team Member’s suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees; and/or

(iv)       by reason of the Company Group’s investment of time, training, money, trust, exposure to the public, or exposure to clients, vendors, or other business relationships:

a.   gained a high level of notoriety, fame, reputation, or public persona as the Company Group’s representative or spokesperson; or

b.   gained a high level of influence or credibility with the Company Group’s clients, vendors, or other business relationships; and/or

c.   become intimately involved in the planning for or direction of the business of the Company Group or a defined unit of the business of the Company Group; and/or

d.   obtained selective or specialized skills, knowledge, abilities, or client contacts or information.

2.        Protection of Confidential Information.

(a)       Non-disclosure of Confidential Information.  From and after __________, except as otherwise provided in Section 11, Team Member shall hold in confidence all Confidential Information and shall not, either directly or indirectly, use, transmit, copy, publish, reveal, divulge or otherwise disclose or make accessible any Confidential Information to any person or entity without the prior written consent of an executive officer of the Company Group.  Team Member’s obligation of non-disclosure as set forth herein shall continue for so long as the information in question continues to constitute Confidential Information.  The restrictions in this Section 2 are in addition to and not in lieu of any other obligations of Team Member to protect Confidential Information, including, but not limited to, obligations arising under the Company Group’s policies, ethical rules, applicable law, or any other contract or agreement.  Nothing in this Agreement is intended to or should be interpreted as diminishing any rights and remedies the Company Group has under applicable law related to the protection of confidential information or trade secrets.

(b)       Definition of Confidential Information.  For purposes of this Agreement, “Confidential Information” means data or information relating to the business of the Company Group that has been or will be disclosed to Team Member or of which Team Member becomes aware as a consequence of or through Team Member’s relationship with the Company Group and which has value to the Company Group or, if owned by someone else, has value to that third party, and is not generally known to the Company Group’s competitors.  Confidential Information includes, but is not limited to, trade secrets, information regarding clients, contractors and the industry not generally known to the public, strategies, methods, books, records and documents, technical information concerning products, equipment, services and processes, procurement procedures, pricing and pricing techniques, information concerning past, current and prospective clients, investors and business affiliates, pricing strategies and price curves, plans or strategies for expansion or acquisitions, budgets, research, financial and sales data, communications information, evaluations, opinions and interpretations of information and data, marketing and merchandising techniques, electronic databases, models, specifications, computer programs, contracts, bids or proposals, technologies and methods, training methods and processes, organizational structure, personnel information, payments or rates paid to consultants or other service providers, and other such confidential or proprietary information, whether such information is developed in whole or in part by Team Member, by others in the Company Group or obtained by the Company Group from third parties, and irrespective of whether such information has been identified by the Company Group as secret or confidential.  Confidential Information does not include any data or information that has been voluntarily disclosed to the public by the Company Group (except where such public disclosure has been made by Team Member without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(c)        Notice to Company Group.  Except as otherwise provided in Section 11, in the event Team Member is requested or required pursuant to any legal, governmental, or investigatory proceeding or process or otherwise to disclose any Confidential Information, Team Member shall promptly notify the General Counsel of the Total System Services, Inc. in writing as soon as possible, so that the Company Group may seek a protective order or other appropriate remedy, or, if it chooses, waive compliance with the applicable provision of this Agreement.  Team Member shall cooperate with the Company Group to preserve the confidentiality of such Confidential Information consistent with applicable law or court order, and shall use Team Member’s best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

3.        Protection Against Unfair Competition.  Team Member agrees and covenants that for a period of two (2) years from and after his termination of employment, Team Member shall not, directly or indirectly, whether personally or through another person or entity, perform any of the Prohibited Activities (as defined below) in the Territory (as defined below) or any part thereof for or on behalf of Team Member or any other person or entity that competes with the Business  (as defined below) or any part thereof, without the written consent of the Chief Executive Officer or Chief HR Officer of Total System Services, Inc.

(a)       For purposes of this Agreement:

(i)       Team Member’s “Prohibited Activities” means activities of the type conducted, provided, or offered by Team Member within two (2) years prior to his termination of employment,  including supervisory, management, operational, business development, maintenance of client relationships, corporate strategy, community relations, public policy, regulatory strategy, sales, marketing, investor relations, financial, accounting, information security, legal, human resource, technical and other similar or related activities and including service as a director or in any similar capacity.

(ii)       “Territory” means  each geographic area in which a Restricted Company conducts the Business during the last two (2)  years of Team Member’s employment, including, without limitation, each of the following areas: (a) the following states within the United States of America: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, the District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, and Wyoming; (b) the following provinces with Canada: Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland and Labrador, Nova Scotia, Ontario, Prince Edward Island, Quebec, and Saskatchewan; (c) the following states within Mexico: Aguascalientes, Baja California, Baja California Sur, Campeche, Chiapas, Ciudad de México, Chihuahua, Coahuila, Colima, Durango, Guanajuato, Guerrero, Hidalgo, Jalisco, México, Michoacán, Morelos, Nayarit, Nuevo León, Oaxaca, Puebla, Querétaro, Quintana Roo, San Luis Potosí, Sinaloa, Sonora, Tabasco, Tamaulipas, Tlaxcala, Veracruz, Yucatán, and Zacatecas; (d) the following states within Brazil: Acre, Alagoas, Amapá, Amazonas, Bahia, Ceará, Distrito Federal, Espírito Santo, Goiás, Maranhão, Mato Grosso, Mato Grosso do Sul, Minas Gerais, Pará, Paraíba, Paraná, Pernambuco, Piaui, Rio de Janeiro, Rio Grande do Norte, Rio Grande do Sul, Rondônia, Roraima, Santa Catarina, São Paulo, Sergipe, and Tocantins; and (e) the following countries in Europe: Albania, Andorra, Armenia, Austria, Azerbaijan, Belrus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Georgia, Germany, Greece, Hungary, Iceland, Ireland, Italy, Kazakhstan, Kosovo, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Moldova, Monaco, Montenegro, Netherlands, Norway, Poland, Portugal, Romania, Russia, San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine, and the United Kingdom.

(iii)      “Business” means the business of (i) providing payment processing services to financial and non-financial institutions; (ii) performing services, acquiring solutions and related systems and integrated support services to merchant acquiring and merchants (iii) providing general-purpose reloadable prepaid debit cards and payroll cards and alternative financial services to underbanked consumers and others; (iv) providing certain payments-related reselling services, information reporting services related to transactions,  billing services, point of sale equipment sales and services, and other value-added services (including fraud detection,  mitigation  and management services) relating to (i) – (iii); or (v), or similar or related businesses or activities conducted, authorized, offered or provided by a Restricted Company within two (2) years prior to the date of Team Member’s termination of employment.

(iv)      “Restricted Company” means the entity in the Company Group that employs the Team Member (the “Employer”) and any member of the Company Group (other than the Employer) for which Team Member performed services or had responsibility during the last two (2) years of Team Member’s employment.

4.        Non-solicitation of Clients.  Team Member agrees and covenants that for a period of two (2) years from and after the date of Team Member’s termination of employment,  Team Member shall not solicit or attempt to solicit, directly or by assisting others, any business from any of the Company Group’s clients, including actively sought prospective clients, with whom Team Member had Material Contact during Team Member’s employment for purposes of providing products or services that are competitive with those provided by the Company Group.

(a)       For purposes of this Agreement, products or services shall be considered competitive with those provided by the Company Group if such products or services are of the type conducted, authorized, offered or provided by the Company Group within two (2) years prior to the date of Team Member’s termination of employment.

(b)       For purposes of this Agreement, the term “Material Contact” means contact between Team Member and each client or potential client (i) with whom Team Member dealt on behalf of the Company Group, (ii) whose dealings with the Company Group were coordinated or supervised by Team Member, (iii) about whom the Team Member obtained Confidential Information in the ordinary course of business as a result of Team Member’s association with the Company Group, or (iv) who receives products or services authorized by the Company Group, the sale or possession of which results or resulted in possible compensation, commissions, or earnings for Team Member within two (2) years prior to the Team Member’s termination of employment.

5.        Non-solicitation of Employees.  Team Member agrees and covenants that for a period of two (2) years from and after the date of Team Member’s termination of employment, Team Member shall not solicit or attempt to solicit, directly or by assisting others, any person who was an employee of the Company Group on, or within six (6) months before, the date of such solicitation or attempted solicitation and with whom Team Member had contact while employed by, or serving as a director of, any member of the Company Group, for purposes of inducing such person to leave the employment of the

Company Group.

6.        Not Applicable if Prohibited by Applicable Law.  Notwithstanding any provision of this Agreement, if Team Member’s principle place of employment on the Grant Date is in California or any other jurisdiction where any provisions of Section 3, Section 4 and/or Section 5 is prohibited by law, then the provisions of Section 3, Section 4 and/or Section 5 will not apply following Team Member’s termination of employment, to the extent any such provision is prohibited by law.

7.        Non-disparagement.   Except as otherwise provided in Section 11, Team Member agrees not to make, publish or communicate to any person or entity or in any public forum (including social media) at any time any defamatory or disparaging remarks, comments or statements concerning any of the Company Group, or any of their respective directors, officers and employees.  This Section 7 does not in any way, restrict or impede Team Member from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized Government Agency (as defined below).

8.        Enforcement.  Team Member acknowledges and agrees that a breach of any of the restrictive covenants set forth in this Agreement would cause irreparable damage to the Company Group, the exact amount of which would be difficult to determine, and that the remedies at law for any such breach would be inadequate.  Accordingly, Team Member agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, the Company Group shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any breach of any of the restrictive covenants set forth in this Agreement.  In any action for injunctive relief, the prevailing party will be entitled to collect reasonable attorneys’ fees and other reasonable costs from the non-prevailing party.

9.        Tolling.  In the event the enforceability of any of the restrictive covenants in this Agreement are challenged in a claim or counterclaim in court during the time periods set forth in this Agreement for such restrictive covenants, and Team Member is not immediately enjoined from breaching any of the restrictive covenants herein, then if a court of competent jurisdiction later finds that the challenged restrictive covenant is enforceable, the time periods set forth in the challenged restrictive covenant(s) shall be deemed tolled upon the filing of the claim or counterclaim in court seeking or challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired; provided, however, that to the extent Team Member complies with such restrictive covenant(s) during such challenge, the time periods set forth in the challenged restrictive covenant(s) shall not be deemed tolled.

10.        Notification to Subsequent Employer.  Team Member agrees to notify any subsequent employer of the existence and terms of this Agreement.  In addition, Team Member authorizes the Company Group to provide a copy of this Agreement to third parties, including but not limited to Team Member’s subsequent, anticipated, or possible future employers.

11.      Permitted Disclosures.  Notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits Team Member’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (individually “Government Agency” and collectively, “Government Agencies”), or restricts Team Member from providing truthful information in response to a lawfully issued subpoena or court order.  Further, this Agreement does not limit Team Member’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company Group.

12.      Notices.

(a)       All notices provided for or required by this Agreement shall be in writing and shall be deemed to have been properly given when sent to the other party by facsimile (confirmation of receipt required) or when received by the other party if mailed by certified or registered mail, return receipt requested, as follows:

If to the Company:   Total System Services, Inc.

Attn: General Counsel

One TSYS Way

Post Office Box 2567

Columbus, Georgia 31902-2567

If to Team Member: Most recent address on file with the Company Group

(b)       Either party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with the provisions of this 12.

13.      Governing Law; Venue.  This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Georgia, irrespective of its choice-of-law rules.  Any action arising under or related to this Agreement, shall be filed exclusively in the state or federal courts with jurisdiction over Muscogee County, Georgia or Gwinnett County, Georgia and each of the parties hereby consents to the jurisdiction and venue of such courts.

14.      Assignability.  This Agreement is personal to Team Member and may not be assigned by Team Member.  This Agreement shall be assignable by the Company and shall inure to the benefit of the Company and its successors and assigns.

15.      Severability.  Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

16.      Third Party Beneficiaries.  The parties agree that the Company Group and each member thereof are intended third party beneficiaries of this Agreement, with full rights to enforce this Agreement.  Except as stated in the preceding sentence, this Agreement does not confer any rights or remedies upon any person or entity other than the parties to this Agreement and their respective successors and permitted assigns.

17.      Modification.  No provision of this Agreement may be modified or waived except in writing signed by Team Member and a duly authorized representative of the Company Group, which writing shall specifically reference this Agreement and the provision that the Company and the Team Member intend to modify or waive.   Notwithstanding the foregoing, if it is determined by a court of competent jurisdiction that any restrictive covenant set forth in this Agreement is excessive in duration or scope or is unreasonable or unenforceable, it is the intention of the parties that such restriction may be modified by the court to render it enforceable to the maximum extent permitted by law.

18.      Survival.  Team Member’s obligations under this Agreement shall survive the termination of Team Member’s employment for any reason, and shall thereafter be enforceable whether or not such termination is claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed or claimed to be owed to Team Member by the Company Group.

19.      Electronic Signature.  Team Member’s acceptance and execution of this Agreement shall be made by electronic acknowledgment, and Team Member agrees that his or her electronic acknowledgment of this Agreement shall be considered the equivalent of his or her written signature.

TOTAL SYSTEM SERVICES, INC.,

on behalf of the Company Group

By:      /s/ Ryland Harrelson

Ryland Harrelson

Sr. Executive Vice President and Chief HR Officer